Exhibit 10.11
LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this "Agreement"), made as of the 31st day of July, 2003 by and between CHIPPEWA LIMITED PARTNERSHIP, a Maryland limited partnership (the "Landlord"), and Rixon Networks, Inc. f/k/a Entrada Networks-AJ, Inc. and f/k/a Osicom Technologies, Inc., a Delaware company (the "Tenant").

RECITALS

A.    On October 4, 1989, Landlord and Case/Datatel, Inc., a Delaware corporation entered into a Lease Agreement (as amended from time to time, the "Lease") for certain premises as more fully described therein. The commencement date of the Lease was confirmed by letter dated April 9, 1990.

B.    The Lease was amended October 19, 1994, by First Amendment of Lease and amended again on April 22, 1999, by Amendment No. 2 to Lease Agreement.

C.    The Termination Date of the Lease is October 31, 2004. The Tenant, however, has requested that the Landlord terminate the Lease effective July 31, 2003. The Landlord is willing to so advance the Termination Date of the Lease, provided that, among other things, the Tenant make certain payments to the Landlord and the Tenant executes this Agreement.

NOW THEREFORE, in consideration of the premises and for further good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.    Termination of the Lease . The Lease and the leasehold estate created thereby are hereby terminated, effective midnight July 31, 2003. Accordingly, the Termination Date of the Lease shall be July 31, 2003.

2.    Possession and Condition of Premises . On the Termination Date, the Tenant shall deliver to the Landlord possession of the Premises in the condition that the Premises are required, by the applicable provisions of the Lease, to be in on the date of expiration or earlier termination of the Lease. Landlord shall be entitled to sole and exclusive use and possession of the Premises, effective the Termination Date.

3.    Personal Property . Landlord shall have no responsibility or obligation with respect to any personal property located in the Premises. If such personal property has not been removed by the Termination Date, Landlord may remove such personal property and may, at Landlord's election, in its sole discretion, and without liability to Tenant, dispose of such personal property in any way chosen by Landlord. Tenant specifically agrees that any personal property located in the Premises after the Termination Date shall have no value and, in addition, Tenant represents and warrants to Landlord that any personal property left in the Premises after the Termination Date belongs to Tenant alone and that no other person or entity has any ownership right in, lien upon or claim to any such personal property.

4.    Tenant's Payments . In consideration of Landlord's agreement to advance the Termination Date of the Lease, the Tenant shall pay to the Landlord the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Termination Payment"). The Termination Payment shall be paid to Landlord as follows: Eighty-three Thousand Three Hundred Thirty-three Dollars Thirty-three Cents ($83,333.33) on the date of this Agreement; Eighty-three Thousand Three Hundred Thirty-three Dollars Thirty-three Cents ($83,333.33) on September 1, 2003; and Eighty-three Thousand Three Hundred Thirty-three Dollars Thirty-four Cents ($83,333.34)on October 1, 2003.
5.    Security Deposit . The Landlord is holding a security deposit under the Lease in the amount of Thirty Thousand Nine Hundred Ninety-seven and 57/100 Dollars ($30,997.57). As additional consideration for the Landlord's agreement to advance the Termination Date of the Lease, the Tenant agrees that the Landlord shall be entitled to retain the entire security deposit as the Landlord's sole property free of any claim of the Tenant or any other person. Retention by the Landlord of the security deposit shall be in addition to the Termination Payment and shall not be credited against or reduce the Termination Payment.

6.    Repair Payment . The Tenant acknowledges that, under the Lease, it is obligated to make certain repairs to the Premises and that it has not done so. In lieu of making such repairs, the Tenant agrees to and shall pay to the Landlord on the date of this Agreement, the sum of Nine Thousand Seven Hundred & Fifty Dollars ($9,750.00), which amount shall be in addition to the Termination Payment and shall not be credited against or reduce the Termination Payment.

7.    Representations and Warranties . Tenant hereby represents and warrants to Landlord that (i) this Agreement has been duly authorized by all necessary corporate action on the part of Tenant and constitutes the valid and binding act of Tenant and is enforceable against Tenant in accordance with its terms; (ii) Tenant has not assigned, sublet or otherwise transferred or encumbered its interest in the Lease or the Premises, in whole or in part; (iii) that Rixon Networks, Inc., f/k/a Entrada Networks-AJ, Inc. is the successor of Osicom Technologies, Inc., a Delaware corporation and, is, therefore, the Tenant under the Lease; and (iv) the Tenant is not "insolvent" as that term is defined in Section 101 of the United States Bankruptcy Code. The individual executing this Agreement on behalf of Tenant, personally represents and warrants to the Landlord that he is a duly authorized officer of the Tenant and is empowered to bind the Tenant to the terms and conditions of this Agreement.

   8.    Release . Tenant hereby releases, acquits and forever discharges Landlord and Landlord's partners, agents, employees and representatives from any and all claims, demands, actions, causes of actions, suits, defenses and offsets occurring, arising or accruing at any time, prior to and including the date of this Agreement, in connection with or arising out of the Lease or the Premises.

9.    Indemnification and Late Payment . The Tenant will defend and will indemnify the Landlord and the Landlord's partners, agents, employees and representatives and save it and them harmless from and against any and all claims, actions, damages, liabilities, and expenses (including, but not limited to, reasonable attorneys' fees) in connection with or arising out of the failure of the Tenant to comply with any term or provision of this Agreement. In addition, in the event that the Tenant fails to make any payment required under this Agreement on the date such payment is due, the Tenant shall pay to the Landlord a late payment fee equal to five percent (5%) of the amount of such payment and interest shall accrue on any such delinquent payment at the rate of ten percent (10%) per annum from the date such payment was due until the date such payment is made.

  10.    Successors and Assigns . This Agreement shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns.

11.     Applicable Law . This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of Maryland.

12.    Remedies Cumulative . Any and all remedies available to the Landlord for the enforcement of the provisions of this Agreement are cumulative and not exclusive and the Landlord shall be entitled to pursue singly or concurrently any of the rights and remedies enumerated in this Agreement or authorized by law or available in equity. In the event the Landlord retains legal counsel to enforce any of its rights or remedies under or in connection with this Agreement, the Tenant shall pay all of the reasonable counsel fees and court costs of the Landlord's counsel.

13.    Time is of the Essence . Time is of the essence of all of the provisions of the Agreement.

14.    Entire Agreement . This Agreement contains the entire agreement between the parties as to the subject matter hereof, and all agreements relating hereto have been integrated herein. This Agreement cannot be changed or modified except by a written instrument signed by the party to be bound thereby.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement, under seal, as of the day and year first above written.

WITNESS/ATTEST:	CHIPPAWA LIMITED PARTNERSHIP

By: Emory Holdings II Limited
Partnership, LLLP

/s/ Maria N. Castantini	By: /s/ Davis C. Emory (SEAL)
Name: Davis C,. Emory
Title:Gen. Ptnr. Emory Holdings II Lim. Ptr., LLLP

Rixon Networks, Inc.

/s/ Davinder Sethi	By: /s/ Kanwar J. S. Chadha (SEAL)
Name: Kanwar J. S. Chadha
Title: President 8/7/03